EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

This expense limitation agreement (the “Agreement”) dated as of the 20th day of October, 2014 is entered into between MERIDIAN FUND, INC., a Maryland corporation (the “Corporation”) and ARROWPOINT ASSET MANAGEMENT, LLC, a Colorado limited liability company, located in Denver, Colorado (the “Adviser”).

WHEREAS, the Corporation and the Adviser have entered into a management agreement dated as of September 5, 2013 with respect to the Meridian Equity Income Fund, Meridian Growth Fund and Meridian Contrarian Fund and a management agreement dated November 1, 2013 with respect to the Meridian Small Cap Growth Fund (the “Management Agreements”), pursuant to each of which the Corporation appointed the Adviser to act as investment adviser to the Corporation for the Meridian Equity Income Fund, Meridian Growth Fund, Meridian Contrarian Fund and Meridian Small Cap Growth Fund (the “Funds”).

WHEREAS, the Adviser desires to voluntarily waive a portion of the investment advisory and/or administration fees and/or reimburse other expenses for the period commencing October 31, 2014 through October 30, 2015 so that the ratio of expenses to average net assets of each class of each portfolio of the Corporation as reported in the Funds’ Financial Highlights do not exceed the amounts set forth Schedule A hereto;

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree to follows:

1.	For the period of October 31, 2014 through October 30, 2015, the Adviser agrees it will voluntarily waive a portion of the investment advisory and/or administration fees and/or reimburse other expenses for the period commencing October 31, 2014 through October 30, 2015 so that the ratio of expenses to average net assets of the each class of each portfolio of the Corporation as reported in the Funds’ Financial Highlights do not exceed the amounts set forth in Schedule A.

2.	The parties acknowledge that they will not be entitled to collect on or make a claim for waived fees or reimbursed expenses at any time in the future. The parties agree to continue such waivers for the applicable Funds at least through October 30, 2015.

MERIDIAN FUND, INC.

By:	/s/ David Corkins
Name: David J. Corkins
Title: Principal Executive Officer and President

ARROWPOINT ASSET MANAGEMENT, LLC

By:	/s/ Rick Grove
Name: Rick Grove
Title: Chief Operating and Compliance Officer

Schedule A

	Legacy Class	Investor Class	Advisor Class	Retirement Class
Meridian Equity Income Fund	1.25%	1.35%	1.60%	1.85%
Meridian Growth Fund	N/A	1.30%	1.55%	1.80%
Meridian Contrarian Fund	N/A	1.35%	1.60%	1.85%
Meridian Small Cap Growth Fund	1.20%	1.35%	1.60%	1.85%